Exhibit 99.1

Associated Materials Files S-1 Registration Statement for Initial Public Offering

CUYAHOGA FALLS, Ohio, July 15, 2013 – Associated Materials Group, Inc. (the “Company”) today announced that it has filed a registration statement on Form S-1 with the Securities and Exchange Commission for a proposed initial public offering of its common stock. The Company intends to use proceeds from the offering to redeem a portion of the outstanding 9.125% Senior Secured Notes due 2017 issued by its subsidiary, Associated Materials, LLC. The number of shares to be offered and the price range for the offering have not yet been determined. Goldman, Sachs & Co., Barclays, UBS Investment Bank and Deutsche Bank Securities are acting as the joint book-running managers for the offering.

When available, a copy of the preliminary prospectus may be obtained from Goldman, Sachs & Co., via telephone: (866) 471-2526; facsimile: (212) 902-9316; email: prospectus-ny@ny.email.gs.com; or standard mail at Goldman, Sachs & Co., Attn: Prospectus Department, 200 West Street, New York, NY 10282; from Barclays Capital Inc., via telephone: (888) 603-5847; email: Barclaysprospectus@broadridge.com; or standard mail at Barclays Capital Inc. c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717; from UBS Securities LLC via telephone: (888) 227-7275 or standard mail at UBS Securities LLC, 299 Park Avenue, New York 10171, Attention: Prospectus Department; or from Deutsche Bank Securities Inc., via telephone: (800) 503-4611; email: prospectus.CPDG@db.com; or standard mail at Deutsche Bank Securities Inc., Attn.: Prospectus Group, 60 Wall Street, New York, NY 10005.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Associated Materials Group, Inc.

Associated Materials Group, Inc. is a leading, vertically integrated manufacturer and distributor of exterior residential building products in the United States and Canada. The Company produces a comprehensive offering of exterior building products, including vinyl windows, vinyl siding, vinyl railing and fencing, aluminum trim coil, aluminum and steel siding and related accessories. The Company also sells complementary products that are manufactured by third parties, such as roofing materials, cladding materials, insulation, exterior doors, and installation services and equipment and tools.

Cautionary Note Regarding Forward-Looking Statements

All statements (other than statements of historical facts) included in this press release regarding the offering and the proposed use of proceeds from the offering referred to herein may constitute forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot provide any assurance that these expectations will prove to be correct. These forward-looking statements speak only as of the date of this press release. We do not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise, unless the securities laws require us to do so.